Free Writing Prospectus

VanEck Merk Gold ETF

2026-04-29 Quarterly VanEck Gold Webinar

0001546652

Pursuant to 433/164

333-274643

vaneck.com Gold’s Bullish Path Ahead April 2026

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Today's Speakers



Axel Merk

President, Merk Investments

- Founder of Merk Investments
- Expert on gold, macro trends and global markets
- Built firm into a ~$3B investment advisor
- BA (Economics), MSc (Computer Science)



Imaru Casanova

Portfolio Manager, VanEck

- Joined VanEck in 2011
- +20 years of gold industry experience
- Prior experience as a petroleum engineer
- MS (Mechanical Engineering)



David Schassler

Head of Multi-Asset Solutions, VanEck

- Joined VanEck in 2012
- Prior to VanEck, Director, Portfolio Manager at UBS
- BS (Business Economics) , MBA, Finance

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Access the Opportunities Gold: What’s Next 3 □ What’s driving gold? – Markets adjusting to shifting geopolitical, policy, currency and rates dynamics □ How are miners faring? – Strong profitability; cost pressures, discipline increasingly shape outcomes □ What’s Next? – Structural forces support gold long - term; sentiment and positioning remain in flux

VanEck Gold Capabilities

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- VanEck has led the development of strategies that allow investors to easily access the portfolio benefits of gold
- The firm launched the nation's first gold fund (INIVX) in 1968 and also issued the first gold miners ETF (GDX) in 2006
- Our approaches are tailored to meet investors needs and preferences, whether active or passive via gold mining or bullion

	Gold Capabilities
Gold-Related AUM	$48.0 billion
Gold Strategies	- Actively Managed Gold Mining - Passively Managed Gold Mining - Passively Managed Gold Bullion (with the option of physical delivery)
Vehicle Availability	- U.S. ETFs - U.S. Mutual Funds - U.S. Insurance Trusts - UCITS Funds - Sub-Advisory Services - Institutional Separate Accounts


AUM by Strategy
$2.8B
$1.7B
Gold Mining - Passive
Gold Mining - Active
Gold Bullion - Passive*
Total AUM
$48.0B
$43.4B

Source: VanEck. Data as of March 31, 2026. *VanEck Merk Gold ETF assets are not included in the Firm AUM.

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Access the Opportunities Consolidation Does Not Preclude Further Upside • Gold continues to attract safe - haven demand, supporting the potential for further upside . • At the same time, price consolidation following sharp advances has been a recurring feature of past gold cycles — often at higher levels. 5 Source: Bloomberg. Data as of April, 2026. Price ranges shown are for illustrative purposes only and do not represent a price target or forecast. Actual gold prices may differ materially from levels shown.Past performance is not indicative of future results. Gold Price ($/oz) $5,500 $3,500 $3,000 $2,500 $2,000 $1,500 $1,000 $4,000 $4,500 $5,000 Gold Price ($/oz) ?

Access the Opportunities Long - Term Trends Intact; Buying Has Moderated • Central banks have shifted from net sellers to consistent net buyers of gold since 2010 — marking a structural change in reserve management behavior. • The official sector purchased over 1,000 tonnes annually in recent years, one of the strongest buying streaks in modern history. Central Bank Gold Demand – 1994 to 2025 2025, 863 200 0 - 200 - 400 - 600 - 800 400 600 800 1,000 1,200 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Net Purchases / Sales (Tonnes) Net Sales Net Purchases Source: World Gold Council. Data as of September 30, 2025. Past performance is not indicative of future results. 6

Access the Opportunities Profit - Taking, Liquidity Needs Amid Structurally Supportive Demand • Two - plus years of persistent inflows signal a structural shift in gold's role as a portfolio diversifier amid ongoing geopolitical risk. • March's liquidity - driven selling obscures a constructive backdrop; renewed buying is likely as uncertainty persists. Monthly Gold ETFs Demand (Tonnes) - 15,000 - 10,000 5,000 0 - 5,000 10,000 15,000 20,000 25,000 Monthly Gold ETF Demand (Tonnes) Source: World Gold Council. Data as of March 31, 2026. Past performance is not indicative of future results. 7 Persistent outflows… Persistent inflows… Profit taking, liquidity crunc h

Access the Opportunities ETF Inflows, Renewed Demand Could Support Gold Prices • Historically, periods of sustained ETF accumulation have amplified gold’s upside momentum and broadened market participation. • A full return of investor flows to prior ETF highs could mark the next leg of the bull market. Total ETF Gold Holdings vs. Gold Price $1,100 $1,600 $2,100 $2,600 $3,100 $3,600 $4,100 $4,600 $5,100 $5,600 65 70 75 80 85 90 95 100 105 110 115 Apr - 19 Jul - 19 Oct - 19 Jan - 20 Apr - 20 Jul - 20 Oct - 20 Jan - 21 Apr - 21 Jul - 21 Oct - 21 Jan - 22 Apr - 22 Jul - 22 Oct - 22 Jan - 23 Apr - 23 Jul - 23 Oct - 23 Jan - 24 Apr - 24 Jul - 24 Oct - 24 Jan - 25 Apr - 25 Jul - 25 Oct - 25 Jan - 26 Apr - 26 Gold Price ($/oz) Total ETF Holdings of Gold (Moz) Total ETF Gold Holdings (Moz) Gold Price ($/oz) Source: World Gold Council. Data as of March 31, 2026. Past performance is not indicative of future results. 8

Access the Opportunities Gold’s Reaction to Crisis: Volatility Is Not Unusual • Gold has historically delivered positive returns during major crisis periods, even as global equities experienced significant drawdowns and heightened volatility. • While gold can be volatile in the short term, its performance during stress events highlights its role as a potential portfolio stabilizer. 9 Global Stocks and Bonds vs. Gold Periods of Heightened Risk - 7% 7% 37% 15% 9% 4% 6% 7% 55% - 25% - 9% - 46% - 6% - 1% - 21% 17% 2% 1% 7% - 1% 3% 0% - 3% - 1% - 1% 8% 3% - 3% - 1% 8% - 40% - 60% - 20% 0% 20% 40% 60% Dot - Com Bubble 9/11 Financial Crisis Global Sovereign Debt Crisis Brexit COVID 19 Russia/ Ukraine Regional Bank Crisis October 7th Attacks 2025 Tariff Wars Cumulative Return Gold Global Stocks Global Bonds Source: VanEck, World Gold Council. Data as of December 30, 2025. Dates utilized: Dot - com bubble = Mar 2000 to Mar 2001; 9/11 = Sep 2001; Global Financial Crisis = Aug 2007 to Mar 2009; Sovereign Debt Crisis = Jan 2010 to Jun 2010; Brexit = June 2016; COVID 19 = Jan 2020 to Mar 2020; Regional Bank Crisis = Mar 2023; October 7th Attacks = Oct 2023; 2025 Tarif Wars = Jan 2025 to Dec 2025. “Global Stocks” represented by MSCI World Index. “Global Bonds” represented by Bloomberg Global Aggregate Bond Index. Index descriptions included at the end of this presentation. Past performance is not indicative of future results.

Access the Opportunities Drawdowns Are a Normal Feature of Gold Bull Markets • The bull market of the 1970s and 2000s both experienced 5 corrections of 10% or more. 10 Gold Drawdowns – 1976 to 1980 (top), 2001 to 2011 (bottom) Source: VanEck, Bloomberg. Data as of April 2026. Past performance is not indicative of future results. 0% - 5% - 10% - 15% - 20% - 25% - 30% 0% - 5% - 10% - 15% - 20% - 25% - 30% - 35%

Access the Opportunities Despite Pullback, Gold/Gold Stocks Remain Top Performers • Despite pullbacks due to geopolitical disruptions, gold and gold stocks still stand as the top - performing asset class over the 1 - year period. 11 1 - Year Returns Source: Morningstar. Data as of March 31, 2026. “Gold Stocks” represented by NYSE Arca Gold Miners Index. “U.S. Stocks” represented by the S&P 500 Index. “EM Stocks” represented by MSCI Emerging Markets Index. “REITs” represented by FTSE NAREIT All Equity REITs Index.. “International (Int’l) Stocks” represented by MSCI AC World ex USA Index. “Commodities” represented by Bloomberg Commodity Index. “U.S. TIPS” represented by Bloomberg U.S. TIPS (1 - 3 Year) Index. “U.S. Bonds” represented by Bloomberg U.S. Aggregate Bond Index. “International (Int’l) Bonds” represented by Bloomberg Global Aggregate ex US Index. It is not possible to directly invest in an index. Index descriptions included at the end of this presentation. Past performance is not indicative of future results. Investments in digital assets are subject to significant risk and are not suitable for all investors. The value of digital assets is highly volatile, and you can lose your entire principal investment. - 18.0% 2.0% 4.0% 4.0% 4.0% 18.0% 23.0% 30.0% 32.0% 48.0% 104.0% - 40% - 20% 0% 20% 40% Total Return 60% 80% 100% 120% Bitcoin REITs U.S. TIPS U.S. Bonds Int'l Bonds U.S. Stocks Int'l Stocks EM Stocks Commodities Gold Gold Stocks

Gold Miners Positioned for Resilience Across Price Scenarios

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Scenario	Rising Gold	Rangebound Gold	Gold Pullback
Gold Price Environment	Gold continues higher from record levels	Gold consolidates	Gold declines, but remains above near-term average
Gold Equities Performance	Strong outperformance vs. gold via operating leverage	Outperformance still possible through valuation re-rating	Resilient performance, supported by cash flow
Valuations & Margins	Re-rating accelerates; record margins persist	Valuations adjust upward as spot prices are validated	Margins compress modestly but remain historically high
Investor Implication	Leveraged upside to a rising gold price	Gold equities work even without higher gold prices	Downside cushioned by conservative assumptions

Source: VanEck. Data as of December 2025. Scenarios are for illustrative purposes only. They do not represent forecasts or guarantees of future outcomes. Past performance is not indicative of future results.

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Access the Opportunities Gold Miners Are Still Positioned for Strong Margin Growth • Gold miners are experiencing record “super - margins” driven by gold prices near $5,000/oz in Q1 2026; an unprecedented margin windfall • The average gold price has accelerated sharply, far outpacing the rise in all - in sustaining costs (AISC) across the mining industry. • While cost inflation in energy, labor, and materials has lifted AISC, price gains have more than offset these pressures. Gold Mining Industry – Historical All - In Sustaining Costs (AISC) vs. Gold $1,500 $1,000 $500 $0 1970 1975 1980 1985 1990 1995 2000 2005 2010 2015 2020 2025 $2,000 $2,500 $3,000 $3,500 $4,000 $4,500 All - In Sustaining Costs ($/oz) AISC Average Gold Price ($/oz) Source: Scotiabank. Data as of December 2025. Past performance is not indicative of future results. 13

Access the Opportunities Gold’s Strength Keeps Nearly All Producers Profitable • The industry cost curve shows that the vast majority of global gold production remains profitable at current prices near $4,000/oz. • Even higher - cost producers sit well below current gold prices, indicating a robust profitability buffer across the sector. Gold Mining Industry All - In Sustaining Cost (AISC) Curve $3,000 $2,500 $2,000 $1,500 $1,000 Source: World Gold Council. Data as of September 2025. Past performance is not indicative of future results. 14 $3,500 $4,000 $4,500 $5,000 9% 19% 29% 39% 49% 59% 69% 79% 89% 99% AISC ($/oz) Cumulative Gold Production

Access the Opportunities Gold Miners May Still Contend With Cost Increases Cost Control & Discipline ⮞ Cost cutting initiatives ⮞ Operational efficiency ⮞ Processing lower ore grade ⮞ Conservative mine plans 3 - 5% industry cost inflation 5 - 7% gold price driven cost increase/inflation External Cost Pressures ⮞ Rising gold price (+$100/oz AISC per +$1,000/oz gold increase) ⮞ Higher equipment, labor costs ⮞ Stronger foreign currencies ⮞ Royalties and production taxes 10 - 12% Cost Increase (vs. 2025) Source: VanEck. Data as of December 2025. Cost estimates are forward - looking projections based on current assumptions and are subject to change. Actual costs may differ materially. Past performance is not indicative of future results. 15

Access the Opportunities Miners Remain Deeply Undervalued Relative to Gold • Gold and silver miners continue to trade near multi - decade lows relative to gold, despite strong underlying fundamentals. • Historically, such extreme valuation gaps have preceded periods of significant outperformance for mining equities. 16 Gold & Silver Miners vs. Gold (Price Ratio) Source: Bloomberg. Data as of April 3, 2026. “Gold & Silver Miners” represented by the Philadelphia (PHLX) Gold/Silver Miners Index (TR). It is not possible to directly invest in an index. Index descriptions included at the end of this presentation. Past performance is not indicative of future results. 0.6 0.4 0.2 0.0 0.8 1.0 1.2 1.4 Ratio (Indexed at 1)

Access the Opportunities Gold Bull Market Still In Its Early Innings • The current gold bull market (Feb 2022 – Present) remains in early stages compared to historical cycles, which ran 4 – 10 years. • Prior bull markets saw gains of 100 – 600%; we believe today's cycle has significant upside potential if historical patterns hold. 17 Comparison of Historical Gold Bull Markets (Since 1970) 100 0 - 100 0 3 6 9 12 15 18 21 24 27 30 33 36 39 42 45 48 51 54 57 60 63 66 69 72 75 78 81 84 Month 200 300 400 500 600 Gold Price Change (%) Oct 1971 to Dec 1974 Mar 2001 to Feb 2008 Aug 1976 to Sep 1980 Oct 2008 to Aug 2011 Feb 1985 to Nov 1987 Dec 2015 to Jan 2022 Feb 1993 to Feb 1996 Feb 2022 to Present Post Ukraine Source: Bloomberg. Data as of April 2026. Historical bull market comparisons are for illustrative purposes only. There is no guarantee that historical patterns will repeat or that similar returns will be achieved in the current cycle. Past performance is not indicative of future results.

Access the Opportunities Old Rules Broken, New Rules Begin • Old Regime: Pre - 2020 • Price stability • Assets appreciated in both dollars and gold • Dollar = unquestionable yard stick • New Regime: Post - 2020 • Debasement era • Assets up in dollars, down in scarce assets (gold) • Scarcity = gold, Bitcoin and real assets 18 Nominal Wealth vs. Real Wealth Source: VanEck, Bloomberg. Data as of October 13, 2025. Index descriptions included at the end of this presentation. Past performance is not indicative of future results. S&P 500 Index ($) S&P 500 Index (Gold) Existing One Family Home Sales Median ($) Existing One Family Home Sales Median (Gold) Bloomberg US Aggregate Bond Index ($) Bloomberg US Aggregate Bond Index (Gold) - 15% - 10% - 5% 0% 5% 10% 15% 20% 2020 - 2025

Access the Opportunities Gold Has Outperformed Across Market Cycles • Gold has delivered strong returns across multiple time horizons, often outperforming equities, bonds, and commodities during shorter - term periods. • Over full market cycles, gold remains competitive with traditional asset classes, supporting its role as a long - term portfolio diversifier. Gold Performance vs. Other Asset Classes (1972 to 2026) 40% 30% 20% 10% 0% - 10% 50% 60% 70% 80% 1Yr 3Yr 5Yr 10Yr Entire Period Annualized Total Return US Equities US Bonds Commodities Gold Source: VanEck. Data as of April 2026. “U.S. Equities” represented by the S&P 500 Index. “U.S. Bonds” represented by 10 - Year U.S. Treasuries. “Commodities” represented by Bloomberg Commodity Index. Past performance is not indicative of future results. 19

Access the Opportunities Gold Tends to Strengthen During Drawdowns • Gold has historically delivered positive average returns during periods of equity market drawdowns, reinforcing its role as a potential downside hedge. • Traditional assets like equities and commodities often decline during drawdowns, while gold’s relative resilience highlights its diversification benefits. Gold Average Return During Drawdowns (1972 to 2026) - 10% - 5% 0% 5% 10% 15% 20% < - 5% < - 10% < - 15% < - 20% < - 25% < - 30% < - 35% < - 40% < - 45% < - 50% Average Return in Asset Class Drawdowns US Equities US Bonds Commodities Source: VanEck. Data as of April 2026. “U.S. Equities” represented by the S&P 500 Index. “U.S. Bonds” represented by 10 - Year U.S. Treasuries. “Commodities” represented by Bloomberg Commodity Index. Past performance is not indicative of future results. 20

Access the Opportunities Every Economic Regime Rewards Different Assets • Markets rotate through regimes — high growth, low growth, high inflation, and low inflation. Each environment favors a different mix of assets. • Most portfolios are built for one regime: growth and low inflation. That leaves them exposed when conditions shift. 21 Source: VanEck. Past performance is not indicative of future results. • Stocks • Bonds • Income Assets • Gold • Real Assets • Stocks • Real Assets High Growth High Inflation Low Inflation Low Growth

Access the Opportunities Strategic Allocation to Gold Is Becoming Harder to Ignore • Our view: portfolios should hold at least a 5% allocation to gold. • Gold improves resilience. It offsets currency debasement, policy risk, and market concentration. • It’s about balance, not timing. A gold allocation can materially improve outcomes when trust in fiat weakens. 22 Strategic Asset Allocation of VanEck Wealth Builder Strategy Equity 54% Fixed Income 36% Gold 5% Diversified Real Assets 3% Bitcoin 2% Source: VanEck. Data as of December 2025. VanEck Wealth Builder Strategy: The model is not a mutual fund or other type of security and will not be registered with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940, as amended, and no units or shares of the model will be registered under the Securities Act of 1933, as amended, nor will they be registered with any state securities regulator. Accordingly, the model is not subject to compliance with the requirements of such acts.Past performance is not indicative of future results.

Access the Opportunities Active Positioning: Monetizing Volatility in Energy • Increasing energy exposure as prices strengthen; trimming after gains to realize profits and manage positioning. Energy Trades Within PIT (Top RAAX Holding) 57.13 72.98 65.25 67.33 62.68 61.51 58.55 59.19 59.44 63.21 90.9 87.25 96.14 0% 10% 20% 30% 40% 50% 60% $30 $40 $50 $60 $70 $80 $90 $100 $110 PIT Energy Weight WTI Crude Price ($/bbl) WTI Crude ($/bbl) Energy Weight Source: VanEck. Data as of March 2026. Past performance is not indicative of future results. Not intended as a recommendation to buy or sell any securities referenced. Fund holdings may vary. Visit vaneck.com/RAAX for complete holdings data. 23

Access the Opportunities Active Positioning: Monetizing Volatility in Gold • Increasing gold exposure as prices strengthen; trimming after gains to realize profits and manage positioning. Gold Trades Within PIT (Top RAAX Holding) 3,302 3,387 3,363 3,685 4,042 4,239 4,587 5,180 4,947 4,650 20% 30% 40% 50% 60% 70% 80% $1,500 $2,000 $2,500 $3,000 $3,500 $4,000 $4,500 $5,000 $5,500 $6,000 PIT Metals Weight Gold Price ($/oz) Gold Price ($/oz) Metals Weight Source: VanEck. Data as of March 2026. Past performance is not indicative of future results. Not intended as a recommendation to buy or sell any securities referenced. Fund holdings may vary. Visit vaneck.com/RAAX for complete holdings data. 24

Access the Opportunities Gold’s Bull Market Supported by Structural Tailwinds 25 □ Structural drivers — central bank demand, geopolitics, debasement — support long - term gold upside □ Gold demonstrates resilience in crises, reinforcing diversification and portfolio stability benefits □ Gold equities offer leveraged upside with strong margins, while active strategies can monetize volatility

VanEck's Gold Solutions

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Physical Gold

- Direct gold exposure with ability for physical delivery
- Hedge against inflation and currency debasement risks
- Optional delivery and proprietary coin/bar conversion process

OUNZ

VanEck Merk Gold ETF

Gold Miners (Active)

- Leverage to rising gold prices through equities
- Active management across full mining market spectrum
- Experienced geology-driven team with deep field research

INIVX

VanEck International Investors Gold Fund

Real Assets Allocation

- Tactical exposure across gold and broader real assets
- Diversification across commodities, infrastructure, and natural resources
- 1099 tax reporting; no K-1 forms required

RAAX

VanEck Real Assets ETF

Source: VanEck.

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Appendix

Access the Opportunities Market Cap Ratio of Global Equities to Gold has Exploded • The ratio of the market capitalization of global equity markets to the gold market has exploded. • This matters because incremental reallocation demand does not need to be large to drive meaningful price moves in gold. Ratio of Market Cap to Gold 1996 - 2025 0.0 Source: VanEck, USGS. Data as of 2025. Past performance is not indicative of future results. 28 1.0 2.0 3.0 4.0 5.0 6.0 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025

Access the Opportunities China’s Holdings of U.S. Treasuries the Lowest Since 2008 • Since peaking in the early 2010s, China’s Treasury holdings have declined materially, reflecting gradual portfolio rebalancing and evolving geopolitical considerations. China Holdings of U.S. Treasuries $1.2 $1.1 $1.0 $0.9 $0.8 $0.7 $0.6 $1.3 $1.4 China Holdings of U.S. Treasuries (Trillions) Source: Bloomberg. Data as of December 2025. Past performance is not indicative of future results. 29

Access the Opportunities Treasury Reductions Are Broad - Based Across Economies • Reductions in Treasury holdings are evident across both emerging and developed markets, signaling broader reserve diversification rather than isolated geopolitical repositioning. Brazil and Japan Holdings of U.S. Treasuries $150 $170 $190 $210 $230 $250 $270 $290 $310 $330 Brazil Holdings of U.S. Treasuries (Billions) $900 $950 $1,000 $1,050 $1,100 $1,150 $1,200 $1,250 $1,300 Japan Holdings of U.S. Treasuries (Billions) Source: Bloomberg. Data as of December 2025. Past performance is not indicative of future results. 30

Access the Opportunities VanEck Merk Gold ETF (OUNZ) Source: VanEck. Data as of April 2026. 31 VanEck Merk Gold ETF provides investors with a convenient and cost - efficient way to buy and hold gold through an exchange traded product with the option to take physical delivery of gold. Its primary objective is to provide investors with an opportunity to invest in gold through the shares and be able to take delivery of physical gold bullion (physical gold) in exchange for their shares. Secondarily, its objective is for its the shares to reflect the performance of the price of gold less the operations expenses. Fund Details OUNZ Fund Ticker 5/16/2014 Inception Date 0.25 Expense Ratio (%) $2.86 billion Net Assets NYSE Arca Exchange JP Morgan Chase Bank Custodian Bank of New York Mellon Trustee • Allocated London Bars; option for physical delivery • Proprietary conversion into coins and smaller bars • Physical delivery not a taxable event

VanEck International Investors Gold Fund (INIVX)

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VanEck International Investors Gold Fund ong-term capital appreciation by investing in common stocks of gold-mining companies. Income is a secondary consideration. An actively managed portfolio, with a nearly 60 year track record, that primarily invests in gold-mining equities.

Fund Details	
Fund Ticker	INIVX (A) / INIIX (I)
Inception Date	4/30/2010 / 10/2/2006
Gross Expense Ratio (%)	1.42 / 1.13
Net Expense Ratio (%)*	1.42 / 1.00
Max Sales Load (%)	5.75 / 0.00
Min. Investment	$1,000 / $1,000,000
Net Assets (all classes)	$1.58 billion
Benchmark	MVIS Global Gold Miners Index

*Expenses are capped contractually through 05/01/26 at 1.45% for Class A and 1.00% for Class I. Cap excludes acquired fund fees and expenses, interest expense, trading expenses, taxes and extraordinary expenses.

- Concentrated all-cap portfolio across gold mining spectrum
- Macro-driven strategy with deep fundamental company research
- Experienced team with geology, engineering expertise

Source: VanEck. Data as of April 2026.

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VanEck Real Assets ETF (RAAX)

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VanEck Real Assets ETF seeks long-term total return. In pursuing long-term total return, the Fund seeks to maximize real returns while seeking to reduce downside risk during sustained market declines by allocating primarily to exchange-traded products that provide exposure to real assets, which include commodities, real estate, natural resources, and infrastructure. The Fund seeks to reduce downside risk by using a rules-based approach to determine when to allocate a portion of the Fund's assets to cash and cash equivalents.

Fund Details	
Fund Ticker	RAAX
Inception Date	4/9/2018
Gross Expense Ratio (%)	0.89
Net Expense Ratio (%)*	0.69
Net Assets	$877 million
Exchange	NYSE Arca
Benchmark	Bloomberg Commodity Index

*Expenses for RAAX are capped contractually at 0.55% until February 1, 2027. Cap excludes acquired fund fees and expenses, interest expense, trading expenses, taxes and extraordinary expenses.

- Exposure to key inflation fighting assets
- Adapts to a wide variety of inflationary regimes
- Responds to changing risk environments

Source: VanEck. Data as of April 2026.

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Access the Opportunities Index Descriptions 34 These indices do not reflect the performance of a fund . All indices listed are unmanaged indices and include the reinvestment of all dividends, but do not reflect the payment of transaction costs, advisory fees or expenses that are associated with an investment in a fund . Certain indices may take into account withholding taxes . An index’s performance is not illustrative of a fund’s performance . Indices are not securities in which investments can be made . Bitcoin is a decentralized digital currency, without a central bank or single administrator, that can be sent from user to user on the peer - to - peer Bitcoin network without the need for intermediaries . Bloomberg Commodity Index is a broadly diversified index that tracks the commodity markets through commodity futures contracts and is made up of exchange - traded futures on physical commodities, which are weighted to account for economic significance and market liquidity . Bloomberg Global Aggregate Bond Index is a market - weighted index of global government, government - related agencies, corporate and securitized fixed - income investments . Bloomberg Global Aggregate ex USD Index measures the performance of global investment grade fixed - rate debt markets that excludes U . S . dollar - denominated securities . Bloomberg U . S . Aggregate Bond Index is a broad - based benchmark that measures the investment grade, U . S . dollar - denominated, fixed - rate taxable bond market . Bloomberg U . S . TIPS ( 1 - 3 Year) Index measures the performance of the U . S . treasury inflation - linked bond market of obligations with maturities of 1 - 3 years . Bloomberg U . S . Treasury Index measures U . S . dollar - denominated, fixed - rate, nominal debt issued by the U . S . Treasury . Bloomberg U . S . Treasury 1 - 3 Year Index measures U . S . dollar - denominated, fixed - rate, nominal debt issued by the US Treasury . To be included in the index, securities must have at least one and up to, but not including, three years to maturity FTSE NAREIT All Equity REITs Index is a free - float adjusted, market capitalization - weighted index of U . S . Equity REITs . Constituents of the Index include all tax - qualified REITs with more than 50 percent of total assets in qualifying real estate assets other than mortgages secured by real property . LBMA Gold Price is used as a global benchmark for gold and gold derivative assets, facilitating the international trade of the metal at a common value . MSCI Emerging Markets Index tracks large and mid - cap representation across emerging markets countries . MSCI World ex USA Index covers a large portion of the global equity opportunity set outside of the United States . It includes large and mid - cap stocks from 22 developed market countries and 24 emerging market countries . MSCI World Index is a stock market index that tracks the performance of large and mid - cap stocks in 23 developed countries . MVIS (MarketVector) Global Gold Miners Index is a rules - based, float - adjusted index tracking the performance of globally listed companies primarily involved in gold (and to a lesser extent silver) mining . NYSE Arca Gold Miners Index is a modified market capitalization - weighted index composed of publicly traded companies involved primarily in the mining for gold . The Index is calculated and maintained by the New York Stock Exchange . PHLX Gold/Silver Miners Index is a capitalization - weighted index measuring the performance of publicly traded companies primarily engaged in gold and silver mining . S&P 500 Index is widely regarded as the best single gauge of large - cap U . S . equities . The index is a float - adjusted, market - cap - weighted index of 500 leading U . S . companies from across all market sectors including information technology, telecommunications services, utilities, energy, materials, industrials, real estate, financials, health care, consumer discretionary, and consumer staples . The S&P 500 Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by Van Eck Associates Corporation . Copyright © 2025 S&P Dow Jones Indices LLC, a division of S&P Global, Inc . , and/or its affiliates . All rights reserved . Redistribution or reproduction in whole or in part are prohibited without written permission of S&P Dow Jones Indices LLC . For more information on any of S&P Dow Jones Indices LLC’s indices please visit www . spdji . com . S&P® is a registered trademark of S&P Global and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC . Neither S&P Dow Jones Indices LLC, Dow Jones Trademark Holdings LLC, their affiliates nor their third party licensors make any representation or warranty, express or implied, as to the ability of any index to accurately represent the asset class or market sector that it purports to represent and neither S&P Dow Jones Indices LLC, Dow Jones Trademark Holdings LLC, their affiliates nor their third party licensors shall have any liability for any errors, omissions, or interruptions of any index or the data included therein .

Access the Opportunities Disclosures (INIVX) 35 This is not an offer to buy or sell, or a recommendation to buy or sell any of the securities, financial instruments, or digital assets mentioned herein . The information presented does not involve the rendering of personalized investment, financial, legal, or tax advice, nor any call to action . Certain statements contained herein may constitute projections, forecasts, and other forward - looking statements . These do not reflect actual results, are for illustrative purposes only, are valid as of the date of this communication, and are subject to change without notice . Information from third - party sources is believed to be reliable but has not been independently verified for accuracy or completeness and cannot be guaranteed . VanEck does not guarantee the accuracy of third - party data . The information herein represents the opinion of the author(s), but not necessarily those of VanEck or its employees . NYSE Arca Gold Miners Index (GDMNTR) is a modified market capitalization - weighted index comprised of publicly traded companies involved primarily in the mining for gold . Philadelphia (PHLX) Gold/Silver Sector Index is a capitalization - weighted index composed of companies involved in the gold or silver mining industry . S&P 500 Index is widely regarded as the best single gauge of large - cap U . S . equities . The index is a float - adjusted, market - cap - weighted index of 500 leading U . S . companies from across all market sectors including information technology, telecommunications services, utilities, energy, materials, industrials, real estate, financials, health care, consumer discretionary, and consumer staples Bloomberg US Aggregate Bond Index is a broad - based flagship benchmark that measures the investment grade, US dollar - denominated, fixed - rate taxable bond market . NYSE Arca Gold Miners Index is a service mark of ICE Data Indices, LLC or its affiliates (“ICE Data”) and has been licensed for use by Van Eck Associates Corporation (“VanEck”) . VanEck products are not sponsored, endorsed, sold or promoted by ICE Data . ICE Data makes no representations or warranties regarding VanEck products or the ability of the NYSE Arca Gold Miners Index to track general stock market performance . ICE DATA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE NYSE ARCA GOLD MINERS INDEX OR ANY DATA INCLUDED THEREIN . IN NO EVENT SHALL ICE DATA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES . MVIS Global Junior Gold Miners Index (the “Index”) is the exclusive property of MarketVector Indexes GmbH (a wholly owned subsidiary of Van Eck Associates Corporation), which has contracted with Solactive AG to maintain and calculate the Index . Solactive AG uses its best efforts to ensure that the Index is calculated correctly . Irrespective of its obligations towards MarketVector Indexes GmbH, Solactive AG has no obligation to point out errors in the Index to third parties . VanEck products are not sponsored, endorsed, sold or promoted by MarketVector Indexes GmbH and MarketVector Indexes GmbH makes no representation regarding the advisability of investing in VanEck products . Please note that the information herein represents the opinion of the author(s), but not necessarily those of VanEck or its employees, and this opinion may change at any time and from time to time . Non - VanEck proprietary information contained herein has been obtained from sources believed to be reliable, but not guaranteed . Not intended to be a forecast of future events, a guarantee of future results or investment advice . Historical performance is not indicative of future results . Current data may differ from data quoted . Any graphs shown herein are for illustrative purposes only . No part of this material may be reproduced in any form, or referred to in any other publication, without express written permission of VanEck . Gold investments are subject to the risks associated with concentrating its assets in the gold industry, which can be significantly affected by international economic, monetary and political developments . Investments in gold may decline in value due to developments specific to the gold industry . Foreign gold security investments involve risks related to adverse political and economic developments unique to a country or a region, currency fluctuations or controls, and the possibility of arbitrary action by foreign governments, or political, economic or social instability . Gold investments are subject to risks associated with investments in U . S . and non - U . S . issuers, commodities and commodity - linked derivatives, commodities and commodity - linked derivatives tax, gold - mining industry, derivatives, emerging market securities, foreign currency transactions, foreign securities, other investment companies, management, market, non - diversification, operational, regulatory, small - and medium - capitalization companies and subsidiary risks . Diversification does not assure a profit or protect against loss . All investing is subject to risk, including the possible loss of the money you invest . As with any investment strategy, there is no guarantee that investment objectives will be met and investors may lose money . Diversification does not ensure a profit or protect against a loss in a declining market . Past performance is no guarantee of future performance . © Van Eck Associates Corporation 666 Third Avenue | New York, NY 10017 © 2025 VanEck. VanEck®, VanEck Access the opportunities®, and the stylized VanEck design® are trademarks of Van Eck Associates Corporation.

Access the Opportunities Disclosures (OUNZ) 36 This material is for informational purposes only . The information presented does not involve the rendering of personalized investment, financial, legal, or tax advice . Certain statements contained herein may constitute projections, forecasts and other forward looking statements, which do not reflect actual results, are valid as of the date of this communication and subject to change without notice . Information provided by third party sources are believed to be reliable and have not been independently verified for accuracy or completeness and cannot be guaranteed . The information herein represents the opinion of the author(s), but not necessarily those of VanEck . VanEck Merk Gold ETF (“OUNZ” or the “Trust”) must be preceded or accompanied by the prospectus . Before investing you should carefully consider the Fund’s investment objectives, risks, charges and expenses . This and other information is in the prospectus, a copy of which is available at https : //www . vaneck . com/us/en/etf/commodity/ounz/documents/ounz - prospectus . pdf/ . Please read the prospectus carefully before you invest . Investing involves significant risk, including possible loss of principal . The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act . Shares of the Trust are not subject to the same regulatory requirements as mutual funds . Because shares of the Trust are intended to reflect the price of the gold held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices . Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”) . Brokerage commissions will reduce returns . Commodities and commodity - index linked securities may be affected by changes in overall market movements and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities . Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value . The value of Trust shares relates directly to the value of the gold held by the Trust (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares . The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them . The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor’s ongoing expenses, the amount of gold represented by each Share will decline over time . Investing involves significant risk, and you could lose money on an investment in the Trust . The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between the submission of the request and delivery . Delivery may take considerable time depending on your location . For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus . The sponsor of the Trust is Merk Investments LLC (the “Sponsor”) . VanEck and Foreside Fund Services, LLC, provide marketing services to the Trust . © 2026 Merk Investments LLC . © 2026 VanEck . All trademarks, service marks or registered trademarks are the property of their respective owners .

Access the Opportunities Disclosures (RAAX) 37 This material does not constitute an offer to sell or solicitation to buy any security, including shares of any fund . An offer or solicitation will be made only through the funds’ prospectus or summary prospectus and will be subject to the terms and conditions contained therein . This material and the information provided herein are not directed at or intended for distribution to any person (or entity) who is a citizen or resident of (or located or established in) any jurisdiction where the distribution of these materials and/or the purchase or sale of interests of a fund would be contrary to applicable law or regulation or would subject a fund to any registration or licensing requirement in such jurisdiction . Persons who wish to review this material are required to inform themselves about and to observe any legal or regulatory restrictions which may affect their eligibility to make an investment in a fund . Professional advice should be sought in cases of doubt . Any projections, market outlooks or estimates in this material are forward - looking statements and are based upon certain assumptions that are solely the opinion of VanEck . Any projections, outlooks or assumptions should not be construed to be indicative of the actual events which will occur . Further, any information regarding portfolio composition, portfolio composition methodology, investment process or limits, or valuation methods of evaluating companies and markets are intended as guidelines which may be modified or changed by VanEck at any time in its sole discretion without notice . Any projections, market outlooks or estimates in this material are forward - looking statements and are based upon certain assumptions that are solely the opinion of VanEck . Any projections, outlooks or assumptions should not be construed to be indicative of the actual events which will occur . Further, any information regarding portfolio composition, portfolio composition methodology, investment process or limits, or valuation methods of evaluating companies and markets are intended as guidelines which may be modified or changed by VanEck at any time in its sole discretion without notice . Forecasts, estimates, and certain information contained herein are based upon proprietary research and the information contained in this material is not intended to be, nor should it be construed or used as investment, tax or legal advice . References to specific securities and their issuers or sectors are for illustrative purposes only and are not intended and should not be interpreted as recommendations to purchase or sell such securities or gain exposure to such sectors . The Funds may or may not own the securities or be exposed to the sectors referenced and, if such securities are owned or exposure maintained, no representation is being made that such securities will continue to be held or exposure maintained . Non - VanEck proprietary information contained herein has been obtained from sources believed to be reliable, but not guaranteed . An investment in the Fund may be subject to risks which include, among others, risks related to investing in real assets ETPs, which may subject the Fund to commodities, gold, natural resources companies, MLPs, real estate sector, infrastructure, ETP - related equity securities, small - and medium - capitalization companies, foreign securities, emerging market issuers, ETP - related foreign currency, credit, interest rate, call, concentration and derivative risks, all of which may adversely affect the Fund . The Fund may also be subject to fund of funds, affiliated fund, U . S . Treasury securities, subsidiary investment, commodity regulatory, subsidiary tax, liquidity, gap, cash transactions, high portfolio turnover, data, active management, operational, authorized participant concentration, no guarantee of active trading market, trading issues, market, fund shares trading, premium/discount risk and liquidity of fund shares risks . Foreign investments are subject to risks, which include changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations, and changes in currency exchange rates which may negatively impact the Fund's returns . Small - and medium - capitalization companies may be subject to elevated risks . Investing involves substantial risk and high volatility, including possible loss of principal . Bonds and bond funds will decrease in value as interest rates rise . An investor should consider the investment objective, risks, charges and expenses of the Fund carefully before investing . To obtain a prospectus and summary prospectus, which contains this and other information, call 800 . 826 . 2333 or visit vaneck . com/etfs . Please read the prospectus and summary prospectus carefully before investing . Van Eck Securities Corporation, Distributor, a wholly - owned subsidiary of Van Eck Associates Corporation, 666 Third Avenue, New York, NY 10017

Access the Opportunities Disclosures (PIT) 38 This material does not constitute an offer to sell or solicitation to buy any security, including shares of any fund . An offer or solicitation will be made only through the funds’ prospectus or summary prospectus and will be subject to the terms and conditions contained therein . This material and the information provided herein are not directed at or intended for distribution to any person (or entity) who is a citizen or resident of (or located or established in) any jurisdiction where the distribution of these materials and/or the purchase or sale of interests of a fund would be contrary to applicable law or regulation or would subject a fund to any registration or licensing requirement in such jurisdiction . Persons who wish to review this material are required to inform themselves about and to observe any legal or regulatory restrictions which may affect their eligibility to make an investment in a fund . Professional advice should be sought in cases of doubt . Any projections, market outlooks or estimates in this material are forward - looking statements and are based upon certain assumptions that are solely the opinion of VanEck . Any projections, outlooks or assumptions should not be construed to be indicative of the actual events which will occur . Further, any information regarding portfolio composition, portfolio composition methodology, investment process or limits, or valuation methods of evaluating companies and markets are intended as guidelines which may be modified or changed by VanEck at any time in its sole discretion without notice . Forecasts, estimates, and certain information contained herein are based upon proprietary research and the information contained in this material is not intended to be, nor should it be construed or used as investment, tax or legal advice . References to specific securities and their issuers or sectors are for illustrative purposes only and are not intended and should not be interpreted as recommendations to purchase or sell such securities or gain exposure to such sectors . The Funds may or may not own the securities or be exposed to the sectors referenced and, if such securities are owned or exposure maintained, no representation is being made that such securities will continue to be held or exposure maintained . Non - VanEck proprietary information contained herein has been obtained from sources believed to be reliable, but not guaranteed . Futures Contract Risk . The use of futures contracts involves risks that are in addition to, and potentially greater than, the risks of investing directly in securities and other more traditional assets . Futures contracts are subject to collateral requirements and daily limits that may limit the Fund’s ability to achieve its investment objective . If the Fund is unable to meet its investment objective, the Fund’s returns may be lower than expected . Additionally, these collateral requirements may require the Fund to liquidate its position when it otherwise would not do so . Futures contracts exhibit “futures basis,” which refers to the difference between the current market value of the underlying commodity (the “spot” price) and the price of the cash - settled futures contracts . A negative futures basis exists when cash - settled futures contracts generally trade at a premium to the current market value of the underlying commodity . If a negative futures basis exists, the Fund’s investments in futures contracts will generally underperform a direct investment in the underlying commodity . This risk may be adversely affected by “negative roll yields” in “contango” markets . The Fund will “roll” out of one futures contract as the expiration date approaches and into another futures contract with a later expiration date . The "rolling" feature creates the potential for a significant negative effect on the Fund's performance that is independent of the performance of the spot prices of the underlying commodity . The "spot price" of a commodity is the price of that commodity for immediate delivery, as opposed to a futures price, which represents the price for delivery on a specified date in the future . The Fund would be expected to experience negative roll yield if the futures prices tend to be greater than the spot price . A market where futures prices are generally greater than spot prices is referred to as a “contango” market . Therefore, if the futures market for a given commodity is in contango, then the value of a futures contract on that commodity would tend to decline over time (assuming the spot price remains unchanged), because the higher futures price would fall as it converges to the lower spot price by expiration . Extended period of contango may cause significant and sustained losses . Additionally, because of the frequency with which the Fund may roll futures contracts, the impact of contango on Fund performance may be greater than it would have been if the Fund rolled futures contracts less frequently . An investment in the Fund may be subject to risks which include, among others, commodities and commodity - linked instruments and tax, futures contract, U . S . Treasury Bills, subsidiary investment, commodity regulatory, subsidiary tax, gap, cash transactions, liquidity, high portfolio turnover, active management, credit, interest rate, derivatives, counterparty, pooled investment vehicle, repurchase agreements, regulatory, affiliated fund, market, operational, authorized participant concentration, new fund, absence of prior active market, trading issues, fund shares trading, premium/discount, liquidity of fund shares, non - diversified, concentration, municipal securities, money market funds, securitized/asset - backed securities, and sovereign bond risks, all of which may adversely affect the Fund . Investing involves substantial risk and high volatility, including possible loss of principal . An investor should consider the investment objective, risks, charges and expenses of the Funds carefully before investing . To obtain a prospectus and summary prospectus, which contain this and other information, call 800 . 826 . 2333 or visit vaneck . com . Please read the prospectus and summary prospectus carefully before investing . Van Eck Securities Corporation, Distributor, A wholly - owned subsidiary of Van Eck Associates Corporation, 666 Third Avenue New York, NY 10017

Access the Opportunities Disclosures (Wealth Builder) 39 This is not an offer to buy or sell, or a solicitation of any offer to buy or sell any of the securities mentioned herein . The VanEck Wealth Builder Strategy is based on a proprietary account seeded on 8 / 16 / 2017 . The strategy is provided for informational purposes only . The performance shown is net of all underlying fund fees . There are no additional fees assessed at the strategy level . The VanEck Wealth Builder Strategy is currently not available for sale to the public . Diversification and asset allocation do not assure a profit nor protect against loss . Conflicts of interest : VanEck, its affiliates or staff of VanEck companies, may perform services for, solicit business from, hold long or short positions in, or otherwise be interested in the investments (including derivatives) of any company or fund mentioned in this presentation . To limit possible conflicts of interest and counter the abuse of inside knowledge, the representatives, portfolio managers and analysts of VanEck are subject to internal rules on sound ethical conduct, the management of inside information, handling of unpublished research material, contact with other units of VanEck and personal account dealing . The internal rules have been prepared in accordance with applicable legislation and relevant industry standards . The object of the internal rules is for example to ensure that no analyst will abuse or cause others to abuse confidential information . This presentation has been prepared following the VanEck Conflict of Interest Policy . Distribution restriction :. No part of this material may be reproduced in full or in part in any form or referred to in any other publication without express written permission of VanEck . The model is not a mutual fund or other type of security and will not be registered with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940 , as amended, and no units or shares of the model will be registered under the Securities Act of 1933 , as amended, nor will they be registered with any state securities regulator . Accordingly, the model is not subject to compliance with the requirements of such acts . An investment in the Strategy may be subject to risks which include, but are not limited to, risks related to small - and medium - capitalization companies, emerging market issuers, foreign securities, foreign currency, equity securities, credit, interest rate, floating rate, commodities, underlying funds, derivatives, non - diversification, sector, market, economic, political, regulatory, world event, index tracking, cash transactions, operational, authorized participant concentration, no guarantee of active trading market, trading issues, passive management, fund shares trading, premium/discount risk and liquidity of fund shares, issuer - specific changes, and index - related concentration risks, all of which may adversely affect the Strategy . Emerging market issuers and foreign securities may be subject to securities markets, political and economic, investment and repatriation restrictions, different rules and regulations, less publicly available financial information, foreign currency and exchange rates, operational and settlement, and corporate and securities laws risks . Small - and medium - capitalization companies may be subject to elevated risks . Derivatives may involve certain costs and risks such as liquidity, interest rate, and the risk that a position could not be closed when most advantageous . Digital asset prices are highly volatile, and the value of digital assets, and the companies that invest in them, can rise or fall dramatically and quickly . If their value goes down, there’s no guarantee that it will rise again . As a result, there is a significant risk of loss of your entire principal investment . Model Portfolio information is designed to be used by financial advisors solely as an educational resource, along with other potential resources advisors may consider, in providing services to their end clients . VanEck’s Model Portfolios and related content are for information only and are not intended to provide, and should not be relied on for, tax, legal, accounting, investment or financial planning advice by VanEck, nor should any VanEck Model Portfolio information be considered or relied upon as investment advice or as a recommendation from VanEck, including regarding the use or suitability of any VanEck Model Portfolio, any particular security or any particular strategy . In providing VanEck Model Portfolio information, VanEck is not acting and has not agreed to act in an investment advisory, fiduciary or quasi - fiduciary capacity to any advisor or end client, and has no responsibility in connection therewith, and is not providing individualized investment advice to any advisor or end client, including based on or tailored to the circumstance of any advisor or end client . The Model Portfolio information is provided “as is,” without warranty of any kind, express or implied . VanEck is not responsible for determining the securities to be purchased, held and/or sold for any advisor or end client accounts, nor is VanEck responsible for determining the suitability or appropriateness of a Model Portfolio or any securities included therein for any third party, including end clients . Advisors are solely responsible for making investment recommendations and/or decisions with respect to an end client, and should consider the end client’s individual financial circumstances, investment time frame, risk tolerance level and investment goals in determining the appropriateness of a particular investment or strategy, without input from VanEck . VanEck does not have investment discretion and does not place trade orders for any end client accounts . Information and other marketing materials provided to you by VanEck concerning a Model Portfolio — including allocations, performance and other characteristics — may not be indicative of an end client’s actual experience from investing in one or more of the funds included in a Model Portfolio . Using an asset allocation strategy does not ensure a profit or protect against loss, and diversification does not eliminate the risk of experiencing investment losses . There is no assurance that investing in accordance with a Model Portfolio's allocations will provide positive performance over any period . Any content or information included in or related to a VanEck Model Portfolio, including descriptions, allocations, data, fund details and disclosures are subject to change and may not be altered by an advisor or other third party in any way . All investing is subject to risk, including the possible loss of the money you invest . As with any investment strategy, there is no guarantee that investment objectives will be met and investors may lose money . Diversification does not ensure a profit or protect against a loss in a declining market . Past performance is no guarantee of future performance .

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